# OFFICE SUBLEASE AGREEMENT

THIS AGREEMENT, is made on the 1st day of October, 2009 by and between Fidelity Leasing, Inc, d/b/a Fidelity Executive Suites, 110 16th Street, Suite 1400, Denver, Colorado 80202, hereinafter referred to as "Landlord", of the first part, and American Growth Fund, Inc., hereinafter referred to as "Tenant", of the second part.

**RENT:** Tenant covenants and agrees to pay Landlord as rental for the leased premises the sum of $ 8,699.67, payable in equal monthly installments of 8,699.67 in advance on the first day of each full calendar month during the term. The first payment is to include any prorated rental for the period from the date of commencement of the term to the first day of the first full calendar month in the term. All rents payable and notices sent by the Tenant to Landlord under this Office Lease Agreement shall be delivered to Landlord at the office of Landlord stated above. Tenant will promptly pay all rent herein described when and as the same shall become due and payable. **Failure to receive rent by the fifth (5th) day of the month will result in a ten percent (10%) late fee on the monthly charge above.** Landlord will answer phones and process mail only.

**DEPOSIT:** Tenant has deposited with Landlord the sum of None as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease agreement and as security for any damages Tenant inflicts upon the premises other than normal wear and tear. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this lease agreement, including but not limited to the payment of rent and additional rent, Landlord may use, but shall not be obligated to apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent, or any other sum as to which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, covenants and conditions of this lease agreement. If the Landlord applies any part of the security deposit to reimburse the Landlord for any failure by the Tenant to observe or perform any of the terms, provisions and conditions of this sublease agreement, the Tenant promptly, upon demand by the Landlord, will redeposit with the Landlord sufficient sums so that the amount deposited at all times is equal to the dollar amount required by the first sentence of this paragraph. Within sixty (60) days after termination of this lease, or surrender and acceptance of the premises, whichever occurs last, the Landlord will return the security deposit to Tenant or otherwise provide Tenant with written notice stating the exact reasons for retention of all or part of the deposit.

**ADDITIONAL SERVICES:** Optional services are available through Fidelity Executive Suites at an additional cost which will be set out on a price list furnished by the Landlord to the Tenant from time to time. The costs of such services will be additional rent under this sublease, and will be payable on the first date for payment of monthly installments of rent following an invoice by Landlord to Tenant for such services. Services for the last month of occupancy of the premises by the Tenant will be payable by the Tenant to the Landlord within five business days after furnishing by Landlord to the Tenant of an invoice therefor.

**USE:** The leased premises shall be used by the Tenant solely for the purpose of conducting a business office and for no other purposes. Tenant also agrees to fulfill all obligations of the rules and regulations of the building as promulgated by the building owner from time to time. A copy of the rules and regulations for the building in effect upon the date of this sublease is on file with the landlord and is available for inspection of the Tenant.

**TERM:** The term of this lease agreement shall be for a period of Month to Month commencing on October 1 2009 ~~and ending~~ on __________. An option to renew may be negotiated at the time the lease term expires. That negotiation must be conducted thirty (30) days prior to the expiration date and must be in writing.

**CONDITIONS OF PREMISES AND EQUIPMENT:** Tenant agrees to take and accept the

copy to ZC 10/3/09

premises as is on the commencement date and agrees to maintain and leave premises (ordinary wear and tear excepted) in same condition upon termination of this agreement. **All keys and security cards must be returned to Fidelity Executive Suites upon vacating the office. A charge of ten dollars ($10.00) per item for keys and security cards not returned will be assessed.** Tenant will keep the interior of lease premises in good repair and will surrender the leased premises at the expiration of the term or at such other time as it may vacate the leased premises in as good a condition as when received, excluding ordinary wear and tear.

**ALTERATIONS:** Tenant shall not make any alterations, additions, improvements or painting on the premises without the prior written consent of Landlord.

**INSURANCE:** Tenant will keep in force at its own expense, so long as this lease agreement remains in effect, public liability insurance with respect to leased premises in companies and in form acceptable to Landlord with minimum limits of $2,000,000 on account of bodily injury to or death of one or more persons as a result of any one accident or disaster, and property damage insurance with minimum limits of $500,000. Tenant agrees to take such steps as it may deem necessary and adequate for the protection of itself, its agents, employees and invitees on the property of the foregoing against injury, damage or loss by insurance as a self-insurer or otherwise. Tenant will obtain adequate insurance with respect to any furniture, fixtures, or equipment owned by Tenant and placed upon the premises. Landlord will have no responsibility to Tenant and Tenant waives any claim against Landlord with respect to damage to furniture, fixtures, and equipment owned by the Tenant and located upon the premises.

**INDEMNITY BY TENANT:** Tenant hereby indemnifies Landlord and agrees to hold it harmless from and against any and all claims, actions, damages, liability, and expense in connection with loss of life, personal injury or damage to the property arising from or out of occupancy or use by Tenant of the leased premises or any part thereof or any other part of Landlord's property, occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, and invitee.

**ENTRY UPON THE LEASED PREMISES BY LANDLORD:** Tenant will permit Landlord, its agents, employees and contractors to enter leased premises and all parts thereof during business hours (or in the case of an emergency at any time) to access mechanical telephone and other equipment serving the offices of which the leased premises are a part, to inspect the leased premises and to enforce or carry out any provisions of this lease agreement.

**ASSIGNMENT AND SUBLETTING:** The Tenant shall not assign, sublet or otherwise transfer its rights or obligations under this lease to any other person or entity without the express written consent of Landlord.

**LANDLORD'S REMEDIES:** Any failure to pay rent as provided, vacating of the premises prior to the expiration of the term, or breach of any other covenant of this lease by Tenant shall entitle Landlord, without obligation to do so, and in addition to any other rights or remedies Landlord may have under the laws of the State of Colorado, all of which are expressly reserved, to immediately reenter the premises and remove all property owned by the Tenant and located upon the premises. Should Landlord elect to re-enter the premises, it may either terminate this lease or it may from time to time, without terminating this lease, relet said premises, and the Tenant agrees to be liable for the balance of the rent until the expiration of this lease. Upon each such reletting, all rentals and other sums received by Landlord from such reletting shall be applied, first to the payment of debt other than rent due Landlord; second, to costs and expenses of reletting; and third, to past-due rent; and the residue, if any, shall be held by landlord and applied in payment of future rent as the same may become due and payable hereunder. No such re-entry or taking possession of said premises by Landlord shall be construed as an election on its part to terminate this lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Tenant agrees that if enforcement of the terms of this lease by Landlord is necessary, Tenant shall be responsible for Landlord's reasonable attorney's fees.

**SUBLEASE:** Tenant acknowledges that its occupancy of the premises is pursuant to a sublease

and is subject to the Standard Office Lease by and between Capital Foresight Limited Partnership and Sterling Associates, Inc. as Landlord and American Growth Financial Services, Inc. as Tenant dated November 4, 1996, a copy of which (with financial terms redacted) is on file with the Landlord and available for inspection by the Tenant (the "Head Lease"). Tenant agrees to be bound by all of the terms and conditions of the Head Lease as modified by this sublease. Landlord agrees that, provided that the Tenant pays the rents required by this sublease and performs all of its obligations under this sublease, the Tena[illegible] will have quiet and peaceful possession of the lease premises and enjoy all of the rights granted in [illegible]is sublease without interference subject to the terms of this sublease and the Head Lease. Tenant acknowledges that all leases must be approved by the owner of the building. If the owner does not approve the lease for any reason this lease will become null and void and all monies paid by the Tenant will be promptly returned to the Tenant less any funds due and out of pocket expenses.

LANDLORD:
Fidelity Leasing, Inc.
d/b/a Fidelity Executive Suites
110 16th Street, Suite 1400
Denver, Colorado 80202

BY: [signature]

DATE: 10/7/09

TENANT:
AMERICAN GROWTH FUND, INC.

BY: Robert Brody

DATE:

Amendment to the OFFICE SUBLEASE AGREEMENT dated 1st day of October, 2009 by and between Fidelity Leasing, Inc. d/b/a Fidelity Executive Suites and American Growth Fund, Inc.

The Sublease is hereby amended with the new address, 1636 Logan Street, Denver, CO 80203.

LANDLORD:
Fidelity Leasing, Inc.
d/b/a Fidelity Executive Suites
1636 Logan Street
Denver, CO 80203

BY: [signature]

Date: Sept 18, 2014

TENANT:
American Growth Fund, Inc.

BY: [signature] President

Date: 9/18/14

## EXECUTIVE SUITES AND BUSINESS SERVICES
## PRICE LIST

| ITEM | PRICE |
|---|---|

**Word Processing**

Required within:

| | |
|---|---|
| 0-2 hours | $ 30.00 / hr. |
| 2-8 hours | $ 24.00 / hr. |

**Spreadsheet**

Required within:
hour

| | |
|---|---|
| 0-2 hours | $ 36.00 / hr. |
| 2-8 hours | $ 32.00 / hr. |
| 8-24 hours | $ 28.00 / hr. |

**Faxes**

Incoming $ 1.00 / page
Outgoing $ 1.00 / page local
$ 2.00 / page long distance
$ 5.00 / page international

**Telephone System**

One phone line and one telephone handset are included with monthly rent. Additional telephone lines and telephone handsets are $25.00 each per month. Phone lines for modems and / or fax machines are $10.00 each per month.

| ITEM | PRICE |
|---|---|

**Copies**

| | |
|---|---|
| 0 - 500 | $ 0.12 / copy |
| 500 - 1,000 | $ 0.08 / copy |
| 1,000 + | $ 0.05 / copy |

**Formatting & Printing**

$ 24.00 /

**Fedex or UPS Preparation**

Prepare documents, etc. $ 5.00

**Postage**

Pick-up, sort, & deliver
Post & mail $ 5.00 / month

**Filing**

$ 12.00 / hr.